UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13E-3
(RULE 13E-100)
RULE 13E-3 TRANSACTION STATEMENT
UNDER SECTION 13(e) OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. 5)
OSI RESTAURANT PARTNERS, INC.
(Name of the Issuer)
OSI RESTAURANT PARTNERS, INC.
CHRIS T. SULLIVAN
ROBERT D. BASHAM
J. TIMOTHY GANNON
A. WILLIAM ALLEN, III
PAUL E. AVERY
JOSEPH J. KADOW
DIRK A. MONTGOMERY
KANGAROO HOLDINGS, INC.
KANGAROO ACQUISITION, INC.
BAIN CAPITAL (OSI) IX, L.P.
BAIN CAPITAL FUND IX, L.P.
CATTERTON PARTNERS VI, L.P.
CATTERTON PARTNERS VI, OFFSHORE, L.P.
(Name of Person(s) Filing Statement)
Common Stock, Par Value $0.01 Per Share
(Title of Class of Securities)
6704A101
(CUSIP Number of Class of Securities)
JOSEPH J. KADOW, ESQ.
Executive Vice President, Chief Officer-Legal & Corporate Affairs
OSI Restaurant Partners, Inc.
2202 North West Shore Boulevard, Suite 500
Tampa, Florida 33607
(813) 282-1225
Copies to:

DAVID A. KATZ, ESQ. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	JANE D. GOLDSTEIN, ESQ. Ropes & Gray LLP One International Place Boston, Massachusetts 02110 (617) 951-7000	JOHN M. GHERLEIN, ESQ. Baker & Hostetler LLP 3200 National City Center 1900 East Ninth Street Cleveland, Ohio 44114 (216) 621-0200

STEPHEN FRAIDIN, ESQ. Kirkland & Ellis LLP 153 E. 53rd Street New York, New York 10022 (212) 446-4800	A. RICHARD SUSKO, ESQ. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-3999
(Name, Address, and Telephone Number of Person Authorized
to Receive Notices and Communications on Behalf of the Person(s) Filing Statement)
This statement is filed in connection with (check the appropriate box):

a.	☒	The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C, or Rule 13e-3(c) under the Securities Exchange Act of 1934.

b.	☐	The filing of a registration statement under the Securities Act of 1933.

c.	☐	A tender offer.

d.	☐	None of the above.
Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies: ☐
Check the following box if the filing is a final amendment reporting the results of the transaction: ☐
CALCULATION OF FILING FEE

Transaction valuation*	Amount of filing fee
$3,239,266,608	$346,602

*	For purposes of calculating the amount of the filing fee only. The filing fee was determined by adding (x) the product of (I) the number of shares of Common Stock that are proposed to be acquired in the merger and (II) the merger consideration of $41.15 in cash per share of Common Stock, plus (y) $124,955,476 expected to be paid to holders of options to purchase Common Stock with an exercise price of less than $41.15 per share in exchange for cancellation of such options, plus (z) $1,544,483 expected to be paid to holders of deferred compensation units in exchange for cancellation of such units ((x), (y) and (z) together, the “Total Consideration”). The payment of the filing fee, calculated in accordance with Exchange Act Rule 0-11(c)(1), was calculated by multiplying the Total Consideration by .000107.
☒ Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
Amount Previously Paid: $339,939
Form or Registration No.: Schedule 14A—Preliminary Proxy Statement
Filing Parties: OSI Restaurant Partners, Inc.
Date Filed: January 17, 2007
Introduction
     This Rule 13E-3 Transaction Statement on Schedule 13E-3 (this “Schedule 13E-3”) is being filed by (1) OSI Restaurant Partners, Inc., a Delaware corporation (“OSI” or the “Company”), the issuer of the common stock, par value $0.01 per share (the “Common Stock”), that is subject to the Rule 13e-3 transaction, (2) Chris T. Sullivan, Robert D. Basham, J. Timothy Gannon, A. William Allen, III, Paul E. Avery, Joseph J. Kadow and Dirk A. Montgomery (collectively, the “OSI Investors”), (3) Kangaroo Holdings, Inc., a Delaware corporation (“Parent”), (4) Kangaroo Acquisition, Inc., a Delaware corporation (“Merger Sub”), (5) Bain Capital (OSI) IX, L.P., a Delaware limited partnership1, and Bain Capital Fund IX, L.P., a Cayman Islands exempted limited partnership (collectively, “Bain Funds”), and (6) Catterton Partners VI, L.P., a Delaware limited partnership, and Catterton Partners VI, Offshore, L.P., a Cayman Islands exempted limited partnership (collectively, “Catterton VI Funds,” and together with OSI, the OSI Investors, Parent, Merger Sub and Bain Funds, the “Filing Parties” and each a “Filing Party”).
     On November 5, 2006, OSI, Parent and Merger Sub entered into an Agreement and Plan of Merger (the “Original Agreement”). On May 21, 2007, the parties entered into an Amendment to the Original Agreement (the “Merger Agreement Amendment”) amending the Original Agreement. The Original Agreement, as amended by the Merger Agreement Amendment, is referred to as the Merger Agreement in this Schedule 13E-3. OSI filed with the Securities and Exchange Commission a definitive proxy statement (the “Definitive Proxy Statement”) under Regulation 14A of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), relating to the special meeting of stockholders of OSI to consider and vote upon the proposal to adopt the Original Agreement. A copy of the Definitive Proxy Statement is filed as Exhibit (a)(1) and a copy of the Original Agreement is attached as Annex A to the Definitive Proxy Statement. Concurrently with the filing of this Schedule 13E-3, OSI is filing a supplement to the Definitive Proxy Statement (the “Proxy Supplement” and, collectively with the Definitive Proxy Statement, the “Proxy Statement”) under Regulation 14A of the Exchange Act, relating to the special meeting of stockholders of OSI at which the stockholders of OSI will consider and vote upon the proposal to adopt the Merger Agreement. A copy of the Proxy Supplement is attached hereto as Exhibit (a)(3) and a copy of the Merger Agreement Amendment is attached as Annex A to the Proxy Supplement.
     The cross-references below are being supplied pursuant to General Instruction G to Schedule 13E-3 and show the location in the Proxy Statement of the information required to be included in response to the items of Schedule 13E-3. The information contained in the Proxy Statement, including all annexes thereto, is incorporated in its entirety herein by this reference, and the responses to each item in this Schedule 13E-3 are qualified in their entirety by the information contained in the Proxy Statement. Capitalized terms used but not defined in this Schedule 13E-3 shall have the meanings given to them in the Proxy Statement.
     All information contained in this Schedule 13E-3 concerning any of the Filing Parties has been provided by such Filing Parties and no other Filing Party, including the Company, takes responsibility for the accuracy of any information not supplied by such Filing Party.
Item 1. Summary Term Sheet
Regulation M-A Item 1001
     The information set forth in the Definitive Proxy Statement under the following caption is incorporated herein by reference:
     “SUMMARY TERM SHEET”
     1It is expected that, in advance of the merger, Bain Capital Fund IX, L.P. will assign its commitment to invest in Parent to Bain Capital (OSI) IX, L.P. and other associated collective investment vehicles.

“QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”
     The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:
     “UPDATE TO SUMMARY TERM SHEET”
     “UPDATE TO QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”
Item 2. Subject Company Information
Regulation M-A Item 1002
     (a) The information set forth in the Definitive Proxy Statement under the caption “IDENTITY AND BACKGROUND OF FILING PERSONS” is incorporated herein by reference.
     (b)-(d) The information set forth in the Definitive Proxy Statement under the caption “MARKET PRICE OF OUR COMMON STOCK” is incorporated herein by reference.
     The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:
     “MARKET PRICE OF OUR COMMON STOCK”
     “SUMMARY OF AMENDMENT TO THE MERGER AGREEMENT”
     (e) Not applicable.
     (f) The information set forth in the Definitive Proxy Statement under the caption “SPECIAL FACTORS—Related Party Transactions” is incorporated herein by reference.
Item 3. Identity and Background of Filing Person
Regulation M-A Item 1003
     (a)-(c) The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:
     “IDENTITY AND BACKGROUND OF FILING PERSONS”
     ANNEX E—Information Relating to Parent, Merger Sub and the Funds

Item 4. Terms of the Transaction
Regulation M-A Item 1004
     (a)(1) Not applicable.
     (a)(2) The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:
     “SUMMARY TERM SHEET”
     “QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”
     “THE SPECIAL MEETING—Required Vote”
     “SPECIAL FACTORS—Background of the Merger”
     “SPECIAL FACTORS—Fairness of the Merger; Recommendations of the Special Committee and Our Board of Directors”
     “SPECIAL FACTORS—Purposes and Reasons of the OSI Investors”
     “SPECIAL FACTORS—Purposes and Reasons of Parent, Merger Sub and the Funds”
     “SPECIAL FACTORS—Certain Effects of the Merger”
     “SPECIAL FACTORS—Material United States Federal Income Tax Consequences of the Merger”
     The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:
     “UPDATE TO SUMMARY TERM SHEET”
     “UPDATE TO QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”
     “UPDATE TO SPECIAL FACTORS—Background of the Merger”
     “UPDATE TO SPECIAL FACTORS—Fairness of the Merger; Recommendations of the Special Committee and Our Board of Directors”
     (c) The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:
     “SUMMARY TERM SHEET”
     “QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”
     “SPECIAL FACTORS—Certain Effects of the Merger”
     “SPECIAL FACTORS—Interests of Our Directors and Executive Officers in the Merger”
     The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:
     “UPDATE TO SUMMARY TERM SHEET”
     “UPDATE TO QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”
     “UPDATE TO SPECIAL FACTORS—Interests of Our Directors and Executive Officers in the Merger”
     (d) The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:
     “SPECIAL FACTORS—Appraisal Rights”
     “APPRAISAL RIGHTS”
     ANNEX D—Section 262 of the Delaware General Corporation Law
     (e) The information set forth in the Definitive Proxy Statement under the caption “PROVISIONS FOR UNAFFILIATED STOCKHOLDERS” is incorporated herein by reference.
     (f) Not applicable.
Item 5. Past Contacts, Transactions, Negotiations and Agreements
Regulation M-A Item 1005

     (a) The information set forth in the Definitive Proxy Statement under the caption “SPECIAL FACTORS—Related Party Transactions” is incorporated herein by reference.
     (b) The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:
     “SUMMARY TERM SHEET”
     “QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”
     “SPECIAL FACTORS—Background of the Merger”
     “SPECIAL FACTORS—Interests of Our Directors and Executive Officers in the Merger”
     “SPECIAL FACTORS—Related Party Transactions”
     “THE MERGER AGREEMENT”
     ANNEX A—Agreement and Plan of Merger by and among OSI, Kangaroo Holdings and Kangaroo Acquisition
     The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:
     “UPDATE TO SUMMARY TERM SHEET”
     “UPDATE TO QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”
     “UPDATE TO SPECIAL FACTORS—Background of the Merger”
     “UPDATE TO SPECIAL FACTORS—Interests of Our Directors and Executive Officers in the Merger”
     “SUMMARY OF AMENDMENT TO THE MERGER AGREEMENT”
     ANNEX A— Amendment to Agreement and Plan of Merger by and among OSI, Kangaroo Holdings and Kangaroo Acquisition
     (c) The information set forth in the Definitive Proxy Statement under the caption “SPECIAL FACTORS—Background of the Merger” is incorporated herein by reference.
     The information set forth in the Proxy Supplement under the caption “UPDATE TO SPECIAL FACTORS—Background of the Merger” is incorporated herein by reference.
     (e) The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:
     “SUMMARY TERM SHEET”
     “QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”
     “SPECIAL FACTORS—Interests of Our Directors and Executive Officers in the Merger”
     “SPECIAL FACTORS—Related Party Transactions”
     “THE MERGER AGREEMENT”
     The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:
     “UPDATE TO SUMMARY TERM SHEET”
     “UPDATE TO QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”
     “UPDATE TO SPECIAL FACTORS—Interests of Our Directors and Executive Officers in the Merger”
     “SUMMARY OF AMENDMENT TO THE MERGER AGREEMENT”
Item 6. Purposes of the Transaction and Plans or Proposals
Regulation M-A Item 1006
     (b) The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:
     “SUMMARY TERM SHEET”
     “QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”
     “SPECIAL FACTORS—Certain Effects of the Merger”
     “SPECIAL FACTORS—Interests of Our Directors and Executive Officers in the Merger”
     “THE MERGER AGREEMENT—Treatment of Stock, Stock Options and Other Stock-Based Awards”
     “THE MERGER AGREEMENT—Exchange and Payment Procedures”
     ANNEX A—Agreement and Plan of Merger by and among OSI, Kangaroo Holdings and Kangaroo Acquisition
     The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:
     “UPDATE TO SUMMARY TERM SHEET”
     “UPDATE TO QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”
     “UPDATE TO SPECIAL FACTORS—Interests of Our Directors and Executive Officers in the Merger”
     “SUMMARY OF AMENDMENT TO THE MERGER AGREEMENT”
     ANNEX A— Amendment to Agreement and Plan of Merger by and among OSI, Kangaroo Holdings and Kangaroo Acquisition
     (c)(1)-(8) The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:

     “SUMMARY TERM SHEET”
     “QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”
     “SPECIAL FACTORS—Background of the Merger”
     “SPECIAL FACTORS—Certain Effects of the Merger”
     “SPECIAL FACTORS—Plans for OSI After the Merger”
     “SPECIAL FACTORS—Financing”
     “SPECIAL FACTORS—Interests of Our Directors and Executive Officers in the Merger”
     “THE MERGER AGREEMENT”
     ANNEX A—Agreement and Plan of Merger by and among OSI, Kangaroo Holdings and Kangaroo Acquisition
     The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:
     “UPDATE TO SUMMARY TERM SHEET”
     “UPDATE TO QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”
     “UPDATE TO SPECIAL FACTORS—Background of the Merger”
     “UPDATE TO SPECIAL FACTORS—Financing”
     “UPDATE TO SPECIAL FACTORS—Interests of our Directors and Executive Officers in the Merger”
     “SUMMARY OF AMENDMENT TO THE MERGER AGREEMENT”
     ANNEX A— Amendment to Agreement and Plan of Merger by and among OSI, Kangaroo Holdings and Kangaroo Acquisition
Item 7. Purposes, Alternatives, Reasons and Effects
Regulation M-A Item 1013
     (a)-(c) The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:
     “QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”
     “SPECIAL FACTORS—Background of the Merger”
     “SPECIAL FACTORS—Purposes and Reasons of the OSI Investors”
     “SPECIAL FACTORS—Purposes and Reasons of Parent, Merger Sub and the Funds”
     “SPECIAL FACTORS—Fairness of the Merger; Recommendations of the Special Committee and Our Board of Directors”
     “SPECIAL FACTORS—Position of the OSI Investors Regarding the Fairness of the Merger”
     “SPECIAL FACTORS—Position of Parent, Merger Sub and the Funds Regarding the Fairness of the Merger”
     “SPECIAL FACTORS—Conduct of OSI’s Business if the Merger is Not Completed”
     “SPECIAL FACTORS—Plans for OSI After the Merger”
     The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:
     “UPDATE TO QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”
     “UPDATE TO SPECIAL FACTORS—Background of the Merger”
     “UPDATE TO SPECIAL FACTORS—Fairness of the Merger; Recommendations of the Special Committee and Our Board of Directors”
     “UPDATE TO SPECIAL FACTORS—Position of the OSI Investors Regarding the Fairness of the Merger”
     “UPDATE TO SPECIAL FACTORS—Position of Parent, Merger Sub and the Funds Regarding the Fairness of the Merger”
     (d) The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:
     “SUMMARY TERM SHEET”
     “QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”
     “SPECIAL FACTORS—Background of the Merger”
     “SPECIAL FACTORS—Fairness of the Merger; Recommendations of the Special Committee and Our Board of Directors”
     “SPECIAL FACTORS—Certain Effects of the Merger”
     “SPECIAL FACTORS—Plans for OSI After the Merger”
     “SPECIAL FACTORS—Interests of Our Directors and Executive Officers in the Merger”
     “SPECIAL FACTORS—Material United States Federal Income Tax Consequences of the Merger”

     “SPECIAL FACTORS—Fees and Expenses”
     “THE MERGER AGREEMENT”
     “APPRAISAL RIGHTS”
     ANNEX A—Agreement and Plan of Merger by and among OSI, Kangaroo Holdings and Kangaroo Acquisition
     ANNEX D—Section 262 of the Delaware General Corporation Law
     The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:
     “UPDATE TO SUMMARY TERM SHEET”
     “UPDATE TO QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”
     “UPDATE TO SPECIAL FACTORS—Background of the Merger”
     “UPDATE TO SPECIAL FACTORS—Fairness of the Merger; Recommendations of the Special Committee and Our Board of Directors”
     “UPDATE TO SPECIAL FACTORS—Interests of Our Directors and Executive Officers in the Merger”
     “SUMMARY OF AMENDMENT TO THE MERGER AGREEMENT”
     ANNEX A— Amendment to Agreement and Plan of Merger by and among OSI, Kangaroo Holdings and Kangaroo Acquisition
Item 8. Fairness of the Transaction
Regulation M-A Item 1014
     (a)-(b) The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:
     “SUMMARY TERM SHEET”
     “QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”
     “SPECIAL FACTORS—Fairness of the Merger; Recommendations of the Special Committee and Our Board of Directors”
     “SPECIAL FACTORS—Purposes and Reasons of the OSI Investors”
     “SPECIAL FACTORS—Purposes and Reasons of Parent, Merger Sub and the Funds”
     “SPECIAL FACTORS—Position of the OSI Investors Regarding the Fairness of the Merger”
     “SPECIAL FACTORS—Position of Parent, Merger Sub and the Funds Regarding the Fairness of the Merger”
     The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:
     “UPDATE TO SUMMARY TERM SHEET”
     “UPDATE TO QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”
     “UPDATE TO SPECIAL FACTORS—Fairness of the Merger; Recommendations of the Special Committee and Our Board of Directors”
     “UPDATE TO SPECIAL FACTORS—Position of the OSI Investors Regarding Fairness of the Merger”
     “UPDATE TO SPECIAL FACTORS—Position of Parent, Merger Sub and the Funds Regarding the Fairness of the Merger”
     (c) The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:
     “UPDATE TO SUMMARY TERM SHEET”
     “UPDATE TO QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”
     “SUMMARY OF AMENDMENT TO THE MERGER AGREEMENT”
     (d) The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:
     “SPECIAL FACTORS—Background of the Merger”
     “SPECIAL FACTORS—Fairness of the Merger; Recommendations of the Special Committee and Our Board of Directors”
     The information set forth in the Proxy Supplement under the following cations is incorporated herein by reference:
     “UPDATE TO SPECIAL FACTORS—Background of the Merger”
     “UPDATE TO SPECIAL FACTORS—Fairness of the Merger; Recommendations of the Special Committee and Our Board of Directors”
     (e) The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:
     “SUMMARY TERM SHEET”
     “SPECIAL FACTORS—Background of the Merger”
     “SPECIAL FACTORS—Fairness of the Merger; Recommendations of the Special Committee and Our Board of Directors”
     The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:
     “UPDATE TO SUMMARY TERM SHEET”
     “UPDATE TO SPECIAL FACTORS—Background of the Merger”
     “UPDATE TO SPECIAL FACTORS—Fairness of the Merger; Recommendations of the Special Committee and Our Board of Directors”
     (f) None.

Item 9. Reports, Opinions, Appraisals and Certain Negotiations
Regulation M-A Item 1015
     (a)-(c) The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:
     “SPECIAL FACTORS—Background of the Merger”
     “SPECIAL FACTORS—Opinion of Wachovia Capital Markets, LLC”
     “SPECIAL FACTORS—Opinion of Piper Jaffray & Co.”
     ANNEX B—Opinion of Wachovia Capital Markets, LLC
     ANNEX C—Opinion of Piper Jaffray & Co.
     The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:
     “UPDATE TO SUMMARY TERM SHEET”
     “UPDATE TO SPECIAL FACTORS—Background of the Merger”
     “UPDATE TO SPECIAL FACTORS—Opinion of Wachovia Capital Markets, LLC”
     ANNEX B—Opinion of Wachovia Capital Markets, LLC
Item 10. Source and Amounts of Funds or Other Consideration
Regulation M-A Item 1007
     (a)-(b) The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:
     “SUMMARY TERM SHEET”
     “SPECIAL FACTORS—Financing”
     “SPECIAL FACTORS—Guarantees”
     “THE MERGER AGREEMENT—Financing Commitments; Cooperation of OSI”
     The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:
     “UPDATE TO SUMMARY TERM SHEET”
     “UPDATE TO SPECIAL FACTORS—Financing”
     “SUMMARY OF AMENDMENT TO THE MERGER AGREEMENT”
     (c) The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:
     “SPECIAL FACTORS—Conduct of OSI’s Business if the Merger is Not Completed”
     “SPECIAL FACTORS—Fees and Expenses”
     “THE MERGER AGREEMENT—Termination”
     “THE MERGER AGREEMENT—Termination Fees and Expenses”
     The information set forth in the Proxy Supplement under the caption “SUMMARY OF AMENDMENT TO THE MERGER AGREEMENT” is incorporated herein by reference.
     (d) The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:
     “SUMMARY TERM SHEET”
     “SPECIAL FACTORS—Financing”
     The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:
     “UPDATE TO SUMMARY TERM SHEET”
     “UPDATE TO SPECIAL FACTORS—Financing”
Item 11. Interest in Securities of the Subject Company
Regulation M-A Item 1008
     (a) The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:
     “SPECIAL FACTORS—Interests of Our Directors and Executive Officers in the Merger”

     The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:
     “UPDATE TO SPECIAL FACTORS—Interests of Our Directors and Executive Officers in the Merger”
     (b) The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:
     “SPECIAL FACTORS—Interests of Our Directors and Executive Officers in the Merger”
     “SPECIAL FACTORS—Related Party Transactions”
     “THE MERGER AGREEMENT”
     ANNEX A—Agreement and Plan of Merger by and among OSI, Kangaroo Holdings and Kangaroo Acquisition
     The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:
     “UPDATE TO SPECIAL FACTORS—Interests of Our Directors and Executive Officers in the Merger”
     “SUMMARY OF AMENDMENT TO THE MERGER AGREEMENT”
     ANNEX A— Amendment to Agreement and Plan of Merger by and among OSI, Kangaroo Holdings and Kangaroo Acquisition
Item 12. The Solicitation or Recommendation
Regulation M-A Item 1012
     (d) The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:
     “SUMMARY TERM SHEET”
     “QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”
     “THE SPECIAL MEETING—Required Vote”
     “SPECIAL FACTORS—Certain Effects of the Merger”
     “SPECIAL FACTORS—Fairness of the Merger; Recommendations of the Special Committee and Our Board of Directors”
     “SPECIAL FACTORS—Interests of Our Directors and Executive Officers in the Merger”
     The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:
     “UPDATE TO SUMMARY TERM SHEET”
     “UPDATE TO QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”
     “UPDATE TO SPECIAL FACTORS—Fairness of the Merger; Recommendations of the Special Committee and Our Board of Directors”
     “UPDATE TO SPECIAL FACTORS—Interests of Our Directors and Executive Officers in the Merger”
     “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT”
     (e) The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:
     “SUMMARY TERM SHEET”
     “QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”
     “SPECIAL FACTORS—Background of the Merger”
     “SPECIAL FACTORS—Fairness of the Merger; Recommendations of the Special Committee and Our Board of Directors”
     The information set forth in the Proxy Supplement under the following captions is incorporated herein by reference:
     “UPDATE TO SUMMARY TERM SHEET”
     “UPDATE TO QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”
     “UPDATE TO SPECIAL FACTORS—Background of the Merger”
     “UPDATE TO SPECIAL FACTORS—Fairness of the Merger; Recommendations of the Special Committee and Our Board of Directors”
Item 13. Financial Statements
Regulation M-A Item 1010
     (a) The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:
     “INFORMATION ABOUT OSI—Selected Financial Data”
     “INFORMATION ABOUT OSI—Financial Statements”
     “INFORMATION ABOUT OSI—Net Book Value Per Share of OSI Common Stock”
     “INFORMATION ABOUT OSI—Ratio of Earnings to Fixed Charges”

     “FINANCIAL FORECAST”
     The information set forth in the Proxy Supplement under the caption “UPDATED FINANCIAL INFORMATION” is incorporated herein by reference.
     (b) Not applicable.
Item 14. Persons/Assets, Retained, Employed, Compensated or Used
Regulation M-A Item 1009
     (a) The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:
     “SUMMARY TERM SHEET”
     “QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”
     “THE SPECIAL MEETING—Solicitation of Proxies”
     “SPECIAL FACTORS—Fees and Expenses”
     (b) The information set forth in the Definitive Proxy Statement under the following captions is incorporated herein by reference:
     “SUMMARY TERM SHEET”
     “QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”
     “THE SPECIAL MEETING—Solicitation of Proxies”
Item 15. Additional Information
Regulation M-A Item 1011
     (b) The information contained in the Definitive Proxy Statement, including all annexes thereto, is incorporated herein by reference.
     The information contained in the Proxy Supplement, including all annexes thereto, is incorporated herein by reference.
Item 16. Exhibits
Regulation M-A Item 1016
     (a)(1)      Definitive Proxy Statement filed with the Securities and Exchange Commission on April 3, 2007.***
     (a)(2)      Form of Proxy Card, filed with the Securities and Exchange Commission along with the Definitive Proxy Statement.
     (a)(3)      Proxy Supplement, filed with the Securities and Exchange Commission on May 24, 2007.
     (b)(1)      Commitment Letter from Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities, Inc., Bank of America, N.A., Banc of America Bridge, LLC and Banc of America Securities LLC to Kangaroo Acquisition, Inc., dated as of November 5, 2006.*
     (b)(2)      Project Tampa Third Commitment Letter Amendment from Deutsche Bank AG New York Branch. Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., Bank of America, N.A., Banc of America Bridge, LLC and Banc of America Securities LLC to Kangaroo Acquisition, Inc., dated as of May 21, 2007.
     (c)(1)      Opinion of Wachovia Capital Markets, LLC, attached as Annex B to the Definitive Proxy Statement.
     (c)(2)      Opinion of Piper Jaffray & Co., attached as Annex C to the Definitive Proxy Statement.
     (c)(3)      Financial analysis presentation materials, dated November 3, 2006, prepared by Wachovia Capital Markets, LLC, for the Special Committee of the Board of Directors of OSI Restaurant Partners, Inc.*
     (c)(4)      Financial analysis presentation materials, dated November 5, 2006, prepared by Piper Jaffray & Co., for the Special Committee of the Board of Directors of OSI Restaurant Partners, Inc.**
     (c)(5)      Financial analysis presentation materials, dated August 18, 2006, prepared by Wachovia Capital Markets, LLC, for the Special Committee of the Board of Directors of OSI Restaurant Partners, Inc.**
     (c)(6)      Financial analysis presentation materials, dated September 15, 2006, prepared by Wachovia Capital Markets, LLC, for the Special Committee of the Board of Directors of OSI Restaurant Partners, Inc.**
     (c)(7)      Financial analysis presentation materials, dated October 9, 2006, prepared by Wachovia Capital Markets, LLC, for the Special Committee of the Board of Directors of OSI Restaurant Partners, Inc.**
     (c)(8)      Opinion of Wachovia Capital Markets, LLC, attached as Annex B to the Proxy Supplement.
     (c)(9)      Financial analysis presentation materials, dated May 21, 2007, prepared by Wachovia Capital Markets, LLC for the Special Committee of the Board of Directors of OSI Restaurant Partners, Inc.
     (d)(1)      Agreement and Plan of Merger, dated as of November 5, 2006, by and among OSI Restaurant Partners, Inc., Kangaroo Holdings, Inc. and Kangaroo Acquisition, Inc. attached as Annex A to the Definitive Proxy Statement.*
     (d)(2)      Letter of Intent from Kangaroo Holdings, Inc. to Robert Basham, J. Timothy Gannon and Chris Sullivan, dated November 5, 2006.*
     (d)(3)      Letter of Intent from Kangaroo Holdings, Inc. to Bill Allen, Paul Avery, Dirk Montgomery and Joe Kadow, dated November 5, 2006.*
     (d)(4)      Amendment, dated November 5, 2006, by and among A. William Allen, III, OSI Restaurant Partners, Inc. and OS Restaurant Services, Inc.*
     (d)(5)      Amendment, dated November 5, 2006, by and among Paul E. Avery, OSI Restaurant Partners, Inc. and Outback Steakhouse of Florida, Inc.*
     (d)(6)      Amendment, dated November 5, 2006, by and among Joseph J. Kadow, OSI Restaurant Partners, Inc., OS Restaurant Services, Inc., OS Management, Inc. and Outback Steakhouse of Florida, Inc.*
     (d)(7)      Amendment, dated November 5, 2006, by and between Dirk Montgomery and OSI Restaurant Partners, Inc.*
     (d)(8)      Amendment to Agreement and Plan of Merger, dated as of May 21, 2007, by and among OSI Restaurant Partners, Inc., Kangaroo Holdings, Inc. and Kangaroo Acquisition, Inc. attached as Annex A to the Proxy Supplement.
     (f)      Section 262 of the Delaware General Corporation Law, attached as Annex D to the Definitive Proxy Statement.
     (g)      None.
*   Filed as an exhibit to the Schedule 13E-3 filed with the Securities and Exchange Commission on January 17, 2007.
** Filed as an exhibit to the Schedule 13E-3 filed with the Securities and Exchange Commission on March 26, 2007.
*** Filed as an exhibit to the Schedule 13E-3 filed with the Securites and Exchange Commission on April 3, 2007.

SIGNATURE
     After due inquiry and to the best of my knowledge and belief, I certify that the information in this statement is true, complete and correct.

Dated: May 24, 2007

OSI RESTAURANT PARTNERS, INC.

	By:	/s/ Joseph J. Kadow

		Name:	Joseph J. Kadow
		Title:	Executive Vice President and General Counsel
SIGNATURE
     After due inquiry and to the best of my knowledge and belief, I certify that the information in this statement is true, complete and correct.
Dated: May 24, 2007

/s/ Chris T. Sullivan
Chris T. Sullivan

SIGNATURE
     After due inquiry and to the best of my knowledge and belief, I certify that the information in this statement is true, complete and correct.
Dated: May 24, 2007

/s/ Robert D. Basham
Robert D. Basham

SIGNATURE
     After due inquiry and to the best of my knowledge and belief, I certify that the information in this statement is true, complete and correct.
Dated: May 24, 2007

/s/ J. Timothy Gannon
J. Timothy Gannon

SIGNATURE
     After due inquiry and to the best of my knowledge and belief, I certify that the information in this statement is true, complete and correct.
Dated: May 24, 2007

/s/ A. William Allen III
A. William Allen III

SIGNATURE
     After due inquiry and to the best of my knowledge and belief, I certify that the information in this statement is true, complete and correct.
Dated: May 24, 2007

/s/ Paul E. Avery
Paul E. Avery

SIGNATURE
     After due inquiry and to the best of my knowledge and belief, I certify that the information in this statement is true, complete and correct.
Dated: May 24, 2007

/s/ Joseph J. Kadow
Joseph J. Kadow

SIGNATURE
     After due inquiry and to the best of my knowledge and belief, I certify that the information in this statement is true, complete and correct.
Dated: May 24, 2007

/s/ Dirk Montgomery
Dirk Montgomery

SIGNATURE
     After due inquiry and to the best of my knowledge and belief, I certify that the information in this statement is true, complete and correct.

Dated: May 24, 2007	KANGAROO HOLDINGS, INC.

	By:	/s/ Phil Loughlin
		Name:	Phil Loughlin
		Title:	Vice President
SIGNATURE
     After due inquiry and to the best of my knowledge and belief, I certify that the information in this statement is true, complete and correct.

Dated: May 24, 2007	KANGAROO ACQUISITION, INC.

	By:	/s/ Phil Loughlin
		Name:	Phil Loughlin
		Title:	Vice President
SIGNATURE
     After due inquiry and to the best of my knowledge and belief, I certify that the information in this statement is true, complete and correct.

Dated: May 24, 2007	BAIN CAPITAL (OSI) IX, L.P.

	By:	BAIN CAPITAL PARTNERS IX, L.P.,
its general partner

	By:	BAIN CAPITAL INVESTORS, LLC,
its general partner

	By:	/s/ Phil Loughlin
		Name:	Phil Loughlin
		Title:	Managing Director
SIGNATURE
     After due inquiry and to the best of my knowledge and belief, I certify that the information in this statement is true, complete and correct.

Dated: May 24, 2007	CATTERTON PARTNERS VI, L.P.

	By:	CATTERTON MANAGING PARTNER VI,
L.L.C.,
its general partner

	By:	CP6 MANAGEMENT, L.L.C.
its managing member

	By:	/s/ J. Michael Chu
		Name:	J. Michael Chu
		Title:	Managing Member
SIGNATURE
     After due inquiry and to the best of my knowledge and belief, I certify that the information in this statement is true, complete and correct.

Dated: May 24, 2007	CATTERTON PARTNERS VI, OFFSHORE, L.P.

	By:	CATTERTON MANAGING PARTNER VI,
L.L.C.,
its general partner

	By:	CP6 MANAGEMENT, L.L.C.
its managing member

	By:	/s/ J. Michael Chu
		Name:	J. Michael Chu
		Title:	Managing Member

SIGNATURE
     After due inquiry and to the best of my knowledge and belief, I certify that the information in this statement is true, complete and correct.

Dated: May 24, 2007	BAIN CAPITAL FUND IX, L.P.

	By:	BAIN CAPITAL PARTNERS IX, L.P.,
its general partner

	By:	BAIN CAPITAL INVESTORS, LLC,
its general partner

	By:	/s/ Phil Loughlin
		Name:	Phil Loughlin
		Title:	Managing Director

EXHIBIT INDEX
     (a)(1)      Definitive Proxy Statement filed with the Securities and Exchange Commission on April 3, 2007.***
     (a)(2)      Form of Proxy Card, filed with the Securities and Exchange Commission along with the Definitive Proxy Statement.
     (a)(3)      Proxy Supplement, filed with the Securities and Exchange Commission on May 24, 2007.
     (b)(1)      Commitment Letter from Deutsch Bank AG New York Branch, Deutsch Bank AG Cayman Islands Branch, Deutsch Bank Securities, Inc., Bank of America, N.A., Banc of America Bridge, LLC and Banc of America Securities LLC to Kangaroo Acquisition, Inc., dated as of November 5, 2006.*
     (b)(2)      Project Tampa Third Commitment Letter Amendment from Duetsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., Bank of America, N.A., Banc of America Bridge, LLC and Banc of America Securities LLC to Kangaroo Acquisition, Inc., dated as of May 21, 2007.
     (c)(1)      Opinion of Wachovia Capital Markets, LLC, attached as Annex B to the Definitive Proxy Statement.
     (c)(2)      Opinion of Piper Jaffray & Co., attached as Annex C to the Definitive Proxy Statement.
     (c)(3)      Financial analysis presentation materials, dated November 3, 2006, prepared by Wachovia Capital Markets, LLC, for the Special Committee of the Board of Directors of OSI Restaurant Partners, Inc.*
     (c)(4)      Financial analysis presentation materials, dated November 5, 2006, prepared by Piper Jaffray & Co., for the Special Committee of the Board of Directors of OSI Restaurant Partners, Inc.**
     (c)(5)      Financial analysis presentation materials, dated August 18, 2006, prepared by Wachovia Capital Markets, LLC, for the Special Committee of the Board of Directors of OSI Restaurant Partners, Inc.**
     (c)(6)      Financial analysis presentation materials, dated September 15, 2006, prepared by Wachovia Capital Markets, LLC, for the Special Committee of the Board of Directors of OSI Restaurant Partners, Inc.**
     (c)(7)      Financial analysis presentation materials, dated October 9, 2006, prepared by Wachovia Capital Markets, LLC, for the Special Committee of the Board of Directors of OSI Restaurant Partners, Inc.**
     (c)(8)      Opinion of Wachovia Capital Markets, LLC, attached as Annex B to the Proxy Supplement
     (c)(9)      Financial analysis presentation materials, dated May 21, 2007, prepared by Wachovia Capital Markets, LLC for the Special Committee of the Board of Directors of OSI Restaurant Partners, Inc.
     (d)(1)      Agreement and Plan of Merger, dated as of November 5, 2006, by and among OSI Restaurant Partners, Inc., Kangaroo Holdings, Inc. and Kangaroo Acquisition, Inc. attached as Annex A to the Definitive Proxy Statement.*
     (d)(2)      Letter of Intent from Kangaroo Holdings, Inc. to Robert Basham, J. Timothy Gannon and Chris Sullivan, dated November 5, 2006.*
     (d)(3)      Letter of Intent from Kangaroo Holdings, Inc. to Bill Allen, Paul Avery, Dirk Montgomery and Joe Kadow, dated November 5, 2006.*
     (d)(4)      Amendment, dated November 5, 2006, by and among A. William Allen, III, OSI Restaurant Partners, Inc. and OS Restaurant Services, Inc.*
     (d)(5)      Amendment, dated November 5, 2006, by and among Paul E. Avery, OSI Restaurant Partners, Inc. and Outback Steakhouse of Florida, Inc.*
     (d)(6)      Amendment, dated November 5, 2006, by and among Joseph J. Kadow, OSI Restaurant Partners, Inc., OS Restaurant Services, Inc., OS Management, Inc. and Outback Steakhouse of Florida, Inc.*
     (d)(7)      Amendment, dated November 5, 2006, by and between Dirk Montgomery and OSI Restaurant Partners, Inc.*
     (d)(8)      Amendment to Agreement and Plan of Merger, dated as of May 21, 2007, by and among OSI Restaurant Partners, Inc., Kangaroo Holdings, Inc. and Kangaroo Acquisition, Inc. attached as Annex A to the Proxy Supplement.
     (f)      Section 262 of the Delaware General Corporation Law, attached as Annex D to the Definitive Proxy Statement.
     (g)      None.
*     Filed as an exhibit to the Schedule 13E-3 filed with the Securities and Exchange Commission on January 17, 2007.
**   Filed as an exhibit to the Schedule 13E-3 filed with the Securities and Exchange Commission on March 26, 2007.
*** Filed as an exhibit to the Schedule 13E-3 filed with the Securities and Exchange Commission on April 3, 2007.